Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Coinstar, Inc:

We consent to the incorporation by reference in the registration statements (Nos. 333-120547, 333-30985, 333-89975, 333-63108, 333-100870 and 333-127293) on Form S-8 and registration statements (Nos. 333-120546, 333-123326 and 333-130000) on Form S-3 of Coinstar, Inc. of our reports dated February 24, 2006, with respect to the consolidated balance sheets of Coinstar, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of Coinstar, Inc.

Our report dated February 24, 2006, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005, contains an explanatory paragraph that states that the Company made certain acquisitions during 2005, including The Amusement Factory L.L.C. (Amusement Factory), and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005, the internal control over financial reporting associated with all businesses acquired in 2005, which had total assets of $78.0 million, including $44.9 million related to Amusement Factory, and total revenues of $18.7 million, including $9.0 million related to Amusement Factory, included in the consolidated financial statements of the Company as of and for the year ended December 31, 2005. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of these acquisitions, including Amusement Factory.

/s/ KPMG LLP

Seattle, Washington

February 24, 2006